EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Incentra Solutions, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-114634 and 333-114605) of Incentra Solutions, Inc.(formerly known as Front Porch Digital, Inc.) of our report dated October 29, 2004, except for Note 2, as to which the date is April 5, 2005 with respect to the consolidated statements of operations, mandatorily redeemable preferred stock, shareholders' deficit, and cash flows of ManagedStorage International, Inc., now known as Incentra Solutions, Inc., for the year ended December 31, 2003, which report appears in this Form 10-KSB of Incentra Solutions, Inc. Our report contains an explanatory paragraph noting that on August 18, 2004, ManagedStorage International, Inc. was acquired by Front Porch Digital, Inc., now known as Incentra Solutions, Inc., in a transaction accounted for as a reverse merger whereby ManagedStorage International, Inc. was the acquirer for accounting purposes.

/s/ KPMG LLP

Denver, Colorado
April 5, 2005